Exhibit 10.1




                              ETTLEMENT AGREEMENT


            THIS SETTLEMENT AGREEMENT (the "Agreement") is entered into on June 5, 2003 by and between Donald Kirshner (the "Employee") and Kirshner International, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH:

         WHEREAS, the Employee was employed by the Company as its Chief Executive Officer, President and Chairman of the Board pursuant to an employment agreement dated May 16, 2002 and all amendments thereto (the "Employment Agreement");

         WHEREAS, the Employee has sent the Company written notice stating that he wishes to terminate his employment with the Company;

         WHEREAS, the Company failed to perform its obligations under the Employment Agreement and the Company wishes to avoid liability by entering into this Agreement pursuant to the terms and conditions contained herein;

         NOW, THEREFORE, Employee and the Company, intending to be legally bound hereby and in consideration of the promises contained herein, do hereby agree as follows:

         1. Settlement . In exchange for the Employee's agreement to release the Company from (i) any liability with respect to its failure to perform its obligations under the Employment Agreement during the period in which the Employee was employed and (ii) to its obligation to make certain termination payments, as described in Section 13 of the Employment Agreement, the Company hereby agrees (i) that the Employee had Good Reason (as defined in the Employment Agreement) for terminating the Employment Agreement and the Employment Agreement is terminated, effective as of June 5, 2003 and (ii) that the Executive shall be released from and all non-competition requirements contained in Section 16(d) of the Employment Agreement. The Company acknowledges and agrees that the Employee has resigned from all positions that he has held with the Company as an executive officer and/or director effective as of June 5, 2003.

            2. Waiver and Release. For good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Employee hereby voluntarily and fully release and forever discharge the Company, together with its past and current predecessors, successors, shareholders, officers, directors, employees, attorneys, trustees, insurers, representatives, contractors, representatives, related organizations and affiliates (collectively, the "Released Parties"), jointly and individually, from any and all claims, demands, debts, causes of action, claims for relief, and damages, of whatever kind or nature, known or unknown, developed or undeveloped, which Employee had, now has or may hereinafter have against the Company from its failure to satisfy its obligations under the Employment Agreement to the Executive from the beginning of the world to the date of these presents, including, without limitation, all claims and all rights which the Employee may have under Title VII of the Civil Rights Act of 1964; the Equal Employment Opportunity Act of 1972; the Civil Rights Act of 1991; the Age Discrimination and Employment Act of 1967; the Employee Retirement Security Act 42 U.S.C. ss. 1981; the Older Workers' Benefit Protection Act; the Americans with Disabilities Act; the Family Medical Leave Act of 1993; the Equal Pay Act; the Fair Labor Standards Act; the Broward County Equal Opportunity Ordinance; and any and all other federal and state statutes which regulate employment; and the laws of contracts, tort and other subjects.

            3. Governing Law. The law of the State of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the Employee's resignation from employment with the Company. This Agreement fully and absolutely replaces and supersedes any and all prior agreements, arrangements, representations and understandings between the Employee and the Company, including but not limited to the Employment Agreement. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto. This Agreement may be specifically enforced in judicial proceedings and may be used as evidence in a subsequent proceeding in which a breach is alleged. Headings are for convenience only and should not be used in interpreting this Agreement.

            4. Effect of Settlement, Interpretation and Duty of Cooperation. The Company and Employee intend this Agreement to be legally binding upon and inure to the benefit of each of them and their respective heirs, administrators, executors, successors and assigns. The language of this Agreement shall be construed as a whole, according to its fair meaning and intent and not strictly for or against any party hereto, regardless of who drafted or was principally responsible for drafting this Agreement. The recitals contained at the beginning of this Agreement are expressly made a part of this Agreement. To the extent that any adjustments are required with respect to the exact dollar amounts to be paid to the Employee or the timing and payment of these amounts, the parties agree to cooperate to effectuate the intent of this Agreement.

         5. Severability and Jury Waiver. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of the Agreement in fall force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, Employee shall return the consideration paid to him hereunder to the Company. THE COMPANY AND THE EMPLOYEE EACH KNOWINGLY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL FOR ANY LITIGATION OR LEGAL PROCEEDING IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE EMPLOYMENT AGREEMENT.

             IN WITNESS WHEREOF, the aforesaid parties have hereunto set their hands and seals as of the day below written.


                                                    /s/ Donald Kirshner
                                                      DONALD KIRSHNER


                                                   Kirshner International, Inc.
                                                   By: /s/ Kenneth Shenkman
                                                   ---------------------
                                                   CEO and President